FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of November 1, 2019 (the “Effective Date”) by and between Forethought Variable Insurance Trust, a Delaware statutory trust (the “Trust”) on behalf of each series listed in Exhibit A hereto (each a “Fund” and collectively the “Funds”) , and The Bank of New York Mellon, a New York banking organization (“BNY Mellon”).

W I T N E S S E T H :

WHEREAS, the Trust is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended, and has filed with the Securities and Exchange Commission  a registration statement  for the purpose of registering its shares for public offering under the Securities Act of 1933, as amended; and

WHEREAS, the Trust desires to retain BNY Mellon to provide for the Funds the services described herein, and BNY Mellon is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1.                                      Definitions.

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean each person, whether or not an officer or an employee of the Trust, duly authorized by the Board to execute this Agreement and to give Instructions on behalf of the Trust as set forth in Exhibit B hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by BNY Mellon and the Trust.  From time to time the Trust may deliver a new Exhibit B to add or delete any person and BNY Mellon shall be entitled to rely on the last Exhibit B actually received by BNY Mellon.

“BNY Mellon Affiliate” shall mean any office, branch or subsidiary of The Bank of New York Mellon Corporation.

“Board” shall mean the Trust’s board of trustees.

“Confidential Information” shall have the meaning given in Section 21 below.

“Documents” shall mean such documents, including but not limited to, Board resolutions, including resolutions of the Board authorizing the execution, delivery and performance of this Agreement by the Trust, and opinions of outside counsel, as BNY Mellon may reasonably request from time to time, in connection with its provision of services under this Agreement.

“Electronic Access Services” means such services made available by BNY Mellon or a BNY Mellon Affiliate to the Trust to electronically access information relating to the Funds and/or to transmit Instructions.

“Instructions” shall mean Oral Instructions or written communications actually received by BNY Mellon by S.W.I.F.T., tested telex, letter, facsimile transmission or other method or system specified by BNY Mellon as available for use in connection with the services hereunder, from an Authorized Person or person reasonably believed in good faith to be an Authorized Person.

“Investment Advisor” shall mean Global Atlantic Investment Advisors LLC, a Delaware limited liability company that serves as Investment Advisor to each Fund.

“Loss Date” shall mean the date of occurrence of the event or circumstance causing a particular loss, cost, damage or expense, or the date of occurrence of the first event or circumstance in a series of events or circumstances causing a particular loss, cost, damage or expense.

“Net Asset Value” shall mean the per share value of a Fund, calculated in the manner described in the Funds’ Offering Materials.

“Offering Materials” shall mean a Fund’s currently effective prospectus and most recently filed registration statement with the SEC relating to shares of the Fund.

“Oral Instructions” shall mean oral instructions received by BNY Mellon under permissible circumstances specified by BNY Mellon, in its sole discretion, as being from an Authorized Person or person reasonably believed in good faith by BNY Mellon to be an Authorized Person.

“Organizational Documents” shall mean certified copies of the Trust’s articles of incorporation, certificate of incorporation, certificate of formation or organization, certificate of limited partnership, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, operating agreement, confidential offering memorandum, material contracts, Offering Materials, all SEC exemptive orders issued to the Trust, required filings or similar documents of formation or organization, as applicable, delivered to and received by BNY Mellon.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act, the 1934 Act and the 1940 Act.

“Shares” means the shares of beneficial interest of any series or class of the Trust.

2.                                      Appointment.

The Trust hereby appoints BNY Mellon as its agent for the term of this Agreement to perform the services described herein.  BNY Mellon hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3.                                      Trust Representations and Warranties.

The Trust hereby represents and warrants to BNY Mellon, which representations and warranties shall be deemed to be continuing, that:

(a)               It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)               This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action of the Board and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms;

(c)                [intentionally omitted].

(d)               It is conducting its business in compliance with all applicable laws and regulations, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; to the Trust’s knowledge, there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

(e)                The valuation of securities and the method of computing the Net Asset Value shall be as set forth in the Offering Materials of each Fund.  To the extent the performance of any services described in Schedule I attached hereto by BNY Mellon in accordance with the then effective Offering Materials for a Fund would violate any applicable laws or regulations, the Trust, on behalf of a Fund shall immediately so notify BNY Mellon in writing and thereafter shall either furnish BNY Mellon with the appropriate values of securities, Net Asset Value or other computation, as the case may be, or instruct BNY Mellon in writing to value securities and/or compute Net Asset Value or other computations in a manner the Trust specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Trust that the same is consistent with all applicable laws and regulations and with its Offering Materials, all subject to confirmation by BNY Mellon as to its capacity to act in accordance with the foregoing;

(f)                 To the Trust’s knowledge, the terms of this Agreement, the fees and expenses associated with this Agreement and any benefits accruing to BNY Mellon or to the Investment Advisor or sponsor of the Trust in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by BNY Mellon to such Investment Advisor or sponsor or any affiliate of the Investment Advisor or the Trust relating to this Agreement have been fully disclosed to the Board and that, if required by applicable law, the Board has approved or will approve the terms of this Agreement, any such fees and expenses and any such benefits;

(g)                Each person named on Exhibit B hereto is duly authorized by the Trust to be an Authorized Person hereunder;

(h)               Without limiting the provisions of Section 21 below, the Trust shall treat as confidential the terms and conditions of this Agreement and shall not disclose nor authorize disclosure thereof to any other person, except (i) to the Investment Advisor and to Global Atlantic Financial Company (“GA”), the Investment Advisor’s affiliate, any successor to GA and employees of GA or such successor (provided that the Trust shall take reasonable steps to ensure that the Investment Advisor and GA and any successor to GA and the employees of GA and any such successor treat as Confidential the terms and conditions of this Agreement and do not disclose or authorize disclosure thereof to any other person) and to the Trust’s employees, regulators, examiners, internal and external accountants, auditors and counsel, (ii) for a summary description of this Agreement in the Offering Materials with the prior written approval of BNY Mellon, (iii) to any other person when required by a court order or legal process, (iv) as agreed in writing by BNY Mellon or (v) whenever advised by its counsel that it would be liable for a failure to make such disclosure. The Trust will file the Agreement with the SEC. The Trust shall instruct its employees, regulators, examiners, internal and external accountants, auditors and counsel who may be afforded access to such information of the Trust’s obligations of confidentiality hereunder;

(i)                   The Trust shall promptly notify BNY Mellon in writing of any and all legal proceedings or securities investigations filed or commenced against the Trust, a Fund, the Investment Advisor or the Board; and

(j)                                    The Trust acknowledges for itself and its users that certain information provided by BNY Mellon on its websites may be protected by copyrights, trademarks, service marks and/or other intellectual property rights, and as such, agrees that all such information provided is for the sole and exclusive use of the Trust and its users. Certain information provided by BNY Mellon is supplied to BNY Mellon pursuant to third party licensing agreements which restrict the use of such information and protect the proprietary rights of the appropriate licensor (“Licensor”) with respect to such information.  Therefore, the Trust, on behalf of itself and its users, further agrees not to disclose, disseminate, reproduce, redistribute or republish information provided by BNY Mellon on its websites in any way without the express written permission of BNY Mellon and the Licensor. (Licensor permission to be obtained by BNY Mellon prior to BNY Mellon providing its permission.)

4.                                      Delivery of Documents.

The Trust shall promptly provide, deliver or cause to be delivered from time to time to BNY Mellon the Trust’s Organizational Documents, Documents and other materials used in the distribution of Shares and all amendments thereto as may be necessary for BNY Mellon to perform its duties hereunder.  BNY Mellon shall not be deemed to have notice of any information (other than information supplied by BNY Mellon) contained in such Organizational Documents, Documents or other materials until they are actually received by BNY Mellon.

5.                                      Matters Regarding BNY Mellon.

(a)               Subject to the direction and control of the Board and the provisions of this Agreement, BNY Mellon shall provide to the Trust the administrative services and the valuation and computation services listed on Schedule I hereto.

(b)               In performing hereunder, BNY Mellon shall provide, at its expense, office space, facilities, equipment and personnel.

(c)                BNY Mellon shall not provide any services relating to the management, investment advisory or sub-advisory functions of the Trust, distribution of shares of the Trust, or services normally performed by the Trust’s counsel or independent auditors and the services provided by BNY Mellon do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Trust or any other person, and the Trust acknowledges that BNY Mellon does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder.  The scope of services provided by BNY Mellon under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to a Fund, unless the Trust and BNY Mellon expressly agree in writing to any such increase in the scope of services.

(d)               The Trust shall cause its officers, advisors, sponsor, distributor, legal counsel, independent auditors and accountants, transfer agent and any other service providers to cooperate with BNY Mellon and to provide BNY Mellon, upon request, with such information, documents and advice relating to the Trust as is within the possession or knowledge of such persons, and which in the opinion of BNY Mellon, is necessary in order to enable BNY Mellon to perform its duties hereunder.  In connection with its duties hereunder, BNY Mellon shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to, the accuracy, validity or propriety of any information, documents or advice provided to BNY Mellon by any of the aforementioned persons.  BNY Mellon shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Trust to cause any information, documents or advice to be provided to BNY Mellon as provided herein and shall be held harmless by the Trust when acting in reliance upon such information, documents or advice relating to the Trust.  All fees or costs charged by such persons shall be borne by the appropriate Fund, and BNY Mellon shall have no liability with respect to such fees or charges, including any increases in, or additions to, such fees or charges related directly or indirectly to the services described herein or the performance by BNY Mellon of its duties hereunder.  BNY Mellon shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Trust, or by any affiliate of the Trust or by any other third party service provider to the Trust.

(e)                The Trust shall furnish BNY Mellon with any and all instructions, explanations, information, specifications and documentation deemed necessary by BNY Mellon in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses, and the value of any securities lending related collateral investment account(s).  BNY Mellon shall not be required to include as Fund liabilities and expenses, nor as a reduction of Net Asset Value, any accrual for any federal, state or foreign income taxes unless the Trust shall have specified to BNY Mellon in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce Net Asset Value.  The Trust shall also furnish BNY Mellon with bid, offer or market values of securities if BNY Mellon notifies the Trust that the same are not available to BNY Mellon from a security pricing or similar service utilized, or subscribed to, by BNY Mellon which the Fund directs BNY Mellon to utilize, and which BNY Mellon in its judgment deems reliable at the time such information is required for calculations hereunder.  At any time and from time to time, the Trust also may furnish BNY Mellon with bid, offer or market values of securities and instruct BNY Mellon in Instructions to use such information in its calculations hereunder.  BNY Mellon shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any securities pricing or similar service.  In no event shall BNY Mellon be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the Trust.

(f)                 BNY Mellon may apply to an Authorized Person of the Trust for Instructions with respect to any matter arising in connection with BNY Mellon’s performance hereunder for the Trust, and BNY Mellon shall not be liable for any action taken or omitted to be taken by it in good faith without negligence or willful misconduct in accordance with such Instructions.  Such application for Instructions may, at the option of BNY Mellon, set forth in writing any action proposed to be taken or omitted to be taken by BNY Mellon with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken.  BNY Mellon shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY Mellon has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.

(g)                                  The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”).  The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and reasonably selected third-party service providers. Solely in connection with the Centralized Functions, (i) the Trust consents to the disclosure of and authorizes BNY Mellon to disclose information regarding the Trust (“Customer-Related Data”) to the BNY Mellon Group and to its

reasonably selected third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) BNY Mellon may store the names and business contact information of the Trust’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. BNY Mellon will use reasonable efforts to enforce the confidentiality obligations imposed on its third-party service providers as referenced in sub-item (i) of the preceding sentence. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group so long as it is done in an anonymized fashion, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular Fund. The Trust confirms that it is authorized to consent to the foregoing and that the disclosure and storage of information in connection with the Centralized Functions does not violate any relevant data protection legislation.

(h)                                 Notwithstanding any other provision contained in this Agreement or Schedule I hereto, BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles.  BNY Mellon is solely responsible for processing such securities, as identified by the Trust or its Authorized Persons, in accordance with U.S. tax laws and regulations.

(i)                                     BNY Mellon shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I hereto, and no covenant or obligation shall be implied against BNY Mellon in connection with this Agreement.

(j)                                    BNY Mellon, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all Instructions, explanations, information, specifications, Documents and documentation furnished to it by the Trust and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications, Documents or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of the Trust’s or a Fund’s liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of securities;

and the amounts receivable or the amounts payable for the sale or redemption of Fund Shares effected by or on behalf of a Fund.  In the event BNY Mellon’s services under this Agreement rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY Mellon which BNY Mellon in its reasonable judgment deems reliable, BNY Mellon shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.  Without limiting the generality of the foregoing, BNY Mellon shall not be required to inquire into any valuation of securities or other assets by the Trust or any third party described in this sub-section (j) notwithstanding the fact that BNY Mellon in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

(k)                                 BNY Mellon, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest until otherwise instructed by the Trust.

(l)                                     BNY Mellon shall not be responsible for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) which occur directly or indirectly by reason of circumstances beyond its reasonable control in the performance of its duties under this Agreement, including, without limitation, third party strikes, flood or catastrophe, acts of God, failures of transportation, interruptions, loss or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, non-performance by a third party or failure of the mails (a “Force Majeure event”). In the event BNY Mellon is unable to perform its duties under this Agreement as the direct result of a Force Majeure Event for longer than thirty (30) days, the Trust may terminate this Agreement without penalty.

(m)                             BNY Mellon shall enter into and shall maintain reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available.  In the event of equipment failures, BNY Mellon shall, at no additional expense to the applicable Fund, take reasonable steps to minimize service interruptions.

(n)                                 If the Trust elects to use the Electronic Access Services in connection with this Agreement, the use thereof will be subject to any terms and conditions contained in a separate written agreement between the Trust and BNY Mellon or their affiliates (i.e., the Electronic Access Terms and Conditions dated         (with respect to which references to “You” would mean the Trust) or any successor agreement).

6.                                      Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the Trust, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Trust’s trustees, officers or employees, legal, accounting and audit expenses, management, advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Fund shares, fees and expenses incident to the registration or qualification under the Securities Laws and state and other applicable securities laws of a Fund or its shares, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material to a Fund’s shareholders, all expenses incidental to holding meetings of the  Board or a Fund’s shareholders, and extraordinary expenses as may arise, including litigation affecting the Trust and legal obligations relating thereto for which the Trust may have to indemnify its trustees, officers, shareholders, and/or managers, as may be applicable.

7.                                      Portfolio Compliance Services.

(a)               If Schedule I hereto contains a requirement for BNY Mellon to provide the Trust with portfolio compliance services, such services shall be provided pursuant to the terms of this Section 7 (the “Portfolio Compliance Services”).  The precise compliance review and testing services to be provided shall be as directed by the Trust and as mutually agreed between BNY Mellon and the Trust, and the results of BNY Mellon’s Portfolio Compliance Services shall be detailed in a portfolio compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed.  Each Compliance Summary Report shall be subject to review and approval by the Trust.  BNY Mellon shall have no responsibility or obligation to provide Portfolio Compliance Services other that those services specifically listed in Schedule I hereto.

(b)               The Trust will examine each Compliance Summary Report delivered to it by BNY Mellon and notify BNY Mellon of any error, omission or discrepancy within ten (10) business days of its receipt.  The Trust agrees to notify BNY Mellon promptly in writing if it fails to receive any such Compliance Summary Report.  The Trust further acknowledges that unless it notifies BNY Mellon of any error, omission or discrepancy within ten (10) business days, such Compliance Summary Report shall be deemed final and shall not be reissued.  In addition, if the Trust learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Trust will notify BNY Mellon of such condition within one (1) business day after discovery thereof.

(c)                While BNY Mellon will endeavor to identify out-of-compliance conditions, BNY Mellon does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions.  In the event of any errors or omissions in the performance of Portfolio Compliance Services, the Trust’s sole and exclusive remedy and BNY Mellon’s sole liability shall be limited to re-performance by BNY Mellon of the Portfolio Compliance Services affected and in connection therewith the correction of any error or omission, if practicable, and the preparation of a corrected report, at no cost to the Trust.

8.                                      Rule 38a-1 and Regulatory Administration Services.

(a)               If Schedule I hereto contains a requirement for BNY Mellon to provide the Trust with compliance support services related to Rule 38a-1 promulgated under the 1940 Act and/or Regulatory Administration services, such services shall be provided pursuant to the terms of this Section 8 (such services, collectively hereinafter referred to as the “Regulatory Support Services”).

(b)               Notwithstanding anything in this Agreement to the contrary, the Regulatory Support Services provided by BNY Mellon under this Agreement are administrative in nature and do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Trust or any other person.

(c)                All work product produced by BNY Mellon as outlined at Schedule I hereto in connection with its provision of Regulatory Support Services under this Agreement is subject to review and approval by the Trust and by the Trust’s legal counsel.  The Regulatory Support Services performed by BNY Mellon under this Agreement will be at the request and direction of the Trust and/or its chief compliance officer (the “Trust’s CCO”), as applicable.  BNY Mellon disclaims liability to the Trust, and the Trust is solely responsible, for the selection, qualifications and performance of the Trust’s CCO and the adequacy and effectiveness of the Trust’s compliance program.

9.                                      Standard of Care; Indemnification.

(a)               Except as otherwise provided herein, BNY Mellon and any BNY Mellon Affiliate shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) (“Losses”) incurred by or asserted against the Trust, except those costs, expenses, damages, liabilities or claims arising out of BNY Mellon’s own bad faith, fraud, negligence or willful misconduct.  In no event shall BNY Mellon or any BNY Mellon Affiliate be liable to the Trust or any third party for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. In no event shall BNY Mellon or any BNY Mellon Affiliate be liable to the Trust or any third party for any Losses relating to the following: (i) good faith reliance on Documents or Offering Materials (excluding information provided by BNY Mellon), (ii) good faith reliance on Instructions, (iii) delays or errors in information, instructions or documentation provided to BNY Mellon by third parties or the Trust, (iv) improper use by the Trust or others of any valuations or computations supplied by BNY Mellon pursuant to this Agreement or (v) the method of valuation of assets and the method of computing a Fund’s New Asset Value.

(b)               BNY Mellon’s maximum aggregate cumulative liability to the Trust and all persons or entities claiming through the Trust, considered as a whole, for all Losses under this Agreement shall not exceed (i) the compensation actually paid to BNY Mellon by the Trust for services provided to the relevant Fund(s) under this Agreement during the eighteen (18) full calendar months immediately preceding the last Loss Date or (ii) the last Loss Date occurs prior to the completion of eighteen (18) full calendar months following the Effective Date, the greater of (A) all compensation paid with respect services rendered to the applicable Fund(s) during the full calendar months that have elapsed subsequent to the Effective Date (“Elapsed Months”), or (B) the average monthly amount of compensation paid during the Elapsed Months multiplied by 18.  The foregoing maximum aggregate cumulative liability shall not apply to (i) Losses arising out of BNY Mellon’s own fraud, gross negligence, recklessness or willful misconduct in the performance of BNY Mellon’s obligations under this Agreement; and (ii)  BNY Mellon’s indemnification obligations to the Trust with respect to third party intellectual property infringement claims as described in Section 9(d)(ii) below.

(c)                Subject to the limitations on liability and responsibility provided in this Agreement with respect to the Trust, the Trust shall indemnify and hold harmless BNY Mellon from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Trust),  and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY Mellon, by reason of or as a result of any action taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate without bad faith, fraud, negligence or willful misconduct. This indemnity shall be a continuing obligation of the Trust, its successor and assigns, notwithstanding the termination of this Agreement

(d)                                 Subject to the limitations on liability and responsibility provided in this Agreement with respect to BNY Mellon, BNY Mellon shall indemnify and hold harmless the Trust from and against any and all Losses (including Losses arising from claims asserted by BNY Mellon), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which are asserted against the Trust to the extent such Losses arise from (i) BNY Mellon’s own bad faith, fraud, negligence or willful misconduct; or (ii) a claim that any works, information, materials and/or services furnished by or on behalf of BNYM, or the use thereof by the Trust, constitutes an infringement, misappropriation or unlawful use or disclosure of any intellectual property rights (including copyright, trademark, trade secret or patent right) or other rights of a third party. This indemnity shall be a continuing obligation of BNY Mellon, its successors and assigns, notwithstanding the termination of this Agreement.

10.                               Compensation.

For the services provided hereunder, the Trust agrees to pay BNY Mellon such compensation as is mutually agreed to in writing by the Trust and BNY Mellon from time to time and such reasonable mutually agreed upon out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, costs of independent compliance reviews, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY Mellon in performing its duties hereunder.  Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly.  The Trust authorizes BNY Mellon to debit each applicable Fund’s custody account for all amounts due and payable hereunder.  BNY Mellon shall deliver to the Trust invoices for services rendered after debiting each Fund’s custody account with an indication that payment has been made.  Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement.  For the purpose of determining compensation payable to BNY Mellon, each Fund’s Net Asset Value shall be computed at the times and in the manner specified in the Fund’s Offering Materials.

11.                               Records; Visits.

(a)                                 The books and records pertaining to the Trust and each Fund which are in the possession or under the control of BNY Mellon shall be the property of the Trust.  The Trust and Authorized Persons shall have access to such books and records at all times during BNY Mellon’s normal business hours.  Upon the reasonable request of the Trust, copies of any such books and records shall be provided by BNY Mellon to the Trust or to an Authorized Person, at the Trust’s expense.

(b)                                 BNY Mellon shall keep all books and records with respect to each Fund’s books of account, records of each Fund’s securities transactions and all other books and records as BNY Mellon is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

12.                               Term of Agreement.

(a)                                 This Agreement shall be effective on the date first written above and continue, unless validly terminated pursuant to this Section 12 prior thereto, until the date which is the third (3rd) anniversary of such date (the “Initial Term”).

(b)                                 This Agreement shall automatically renew on the final day of the Initial Term and the final day of each Renewal Term for an additional term which will continue until the first (1st) anniversary of such renewal date (each such additional term being a “Renewal Term”), unless the Trust or BNY Mellon gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”).  In the event a party provides a Non-Renewal Notice, this Agreement shall terminate on the last day of the Initial Term or Renewal Term, as applicable.

(c)                                  If the Trust or BNY Mellon materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party (“Breach Notice”), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non-Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party (“Breach Termination Notice”), in which case this Agreement shall terminate on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate).  In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(d)                                 (1)                                 The Trust with respect to a particular Fund shall have the right to terminate this Agreement, in whole but not in part, at any time by (i) giving BNY Mellon written notice (“Early Termination Notice”) that it is terminating this Agreement with respect to such Fund pursuant to this Section 12(d)(1) and that designates a termination date (“Services Termination Date”) not less than ninety (90) days after the date such notice is received by BNY Mellon (“Notification Date”), and (ii) paying to BNY Mellon a lump sum equal to the Early Termination Exercise Price (as determined pursuant to the table below) prior to the Services Termination Date and prior to any conversion of Fund records and accounts to a successor service provider, and the following terms shall apply to any such termination:

(i)                                     Early Termination Table.

Services Termination Date During This Period	Early Termination Exercise Price
Before the 1st anniversary of the date first written above	50% of Remaining Fees

After 1st anniversary of the date first written above and on or before 2nd anniversary of such date	35% of Remaining Fees
After 2nd anniversary of the date first written above and on or before 3rd anniversary of such date	25% of Remaining Fees

During a 1-year renewal term	10% of Remaining Fees

(ii)                                  For purposes of the Early Termination Table in clause (i) above:

(A)                               “Remaining Fees” means the product obtained by multiplying Remaining Months times Monthly Average.

(B)                               “Remaining Months” means the number of whole and partial months, expressed as a mixed number (whole number and fraction), remaining between the Services Termination Date and the last day of the Initial Term or Renewal Term, as applicable.

(C)                               “Monthly Average” means the quotient obtained by dividing (I) the aggregate of all fees and charges (excluding reimbursable expenses) paid or invoiced with respect to the Fund for services rendered under this Agreement by BNY Mellon during the twelve (12) full calendar months immediately preceding the Notification Date (which, for clarification, shall include the calendar month of the Notification Date if the Notification Date is the last business day or later date of the applicable month) by (II) 12, except that if less than twelve (12) full calendar months have elapsed between the commencement of services for such Fund and the date of such a termination (“Short Period”) the Monthly Average shall be determined by replacing the number 12 in each location it appears with the number representing the number of full months that have elapsed during the Short Period. Payment of the lump sum equal to the Early Termination Exercise Price is a condition precedent to any conversion of Fund records and accounts to a successor service provider.

(iii)                               The Trust expressly acknowledges and agrees that the Early Termination Exercise Price is not a penalty but is reasonable compensation to BNY Mellon for a termination of this Agreement with respect to the applicable Fund before the expiration of, as appropriate, the Initial Term or the then-current Renewal Term and prior to receipt by BNY Mellon of the compensation upon which the fees and other terms of this Agreement were based.

(2)                                 In the event Section 12(d)(1) becomes applicable due to a termination of this Agreement with respect to one or more Funds but less than all Funds, or in the event Section 12(d)(1) becomes applicable due to a termination of services and less than all services are terminated with respect to all Funds, then, in addition to the payments required by such circumstances, at BNY Mellon’s option, either (i) an early termination of this Agreement will be deemed to have occurred with respect to all Funds resulting in all Funds owing BNY Mellon the Early Termination Exercise Price specified in Section 12(d)(1) on a date specified by BNY Mellon and provided to the Trust in a notice of termination delivered to the Trust at least ninety (90) days in advance of such selected date, or (ii) this Agreement will remain in full force and effect with respect to all Funds and services not terminated.  In the event BNY Mellon delivers the notice described in clause (i), this Agreement will terminate on the payment date specified in such notice.

(3)                                 In addition to the termination provisions of Section 12(d)(1), the Trust may terminate this Agreement with respect to a particular Fund at any time upon thirty (30) days’ prior written notice to BNY Mellon if the Board makes a determination to liquidate such Fund or to merge such Fund into another fund then-currently receiving from BNY Mellon services substantially similar to the services provided by BNY Mellon to such Fund pursuant to this Agreement, without incurring with respect to such Fund an obligation to pay an Early Termination Exercise Price detailed in Section 12(d)(1).

(e)                                  References in this Agreement to a termination of this Agreement on or as of a particular day or date, unless specifically stated to be otherwise, means that termination occurs at 11:59 PM (Eastern Time) on the particular day or date.

(f)                                   Any termination of this Agreement must occur in accordance with the provisions of this Section 12.

13.                               Amendment.

This Agreement may not be amended, changed or modified in any manner except by a written agreement executed by BNY Mellon and the Trust, and authorized or approved by the Board.

14.                               Assignment; Subcontracting.

(a)                                 This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by the Trust without the written consent of BNY Mellon, or by BNY Mellon without the written consent of the Trust.

(b)                                 Notwithstanding the foregoing: (i) BNY Mellon may assign or transfer this Agreement to any BNY Mellon Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that BNY Mellon gives the Trust sixty (60) days’ prior written notice of such assignment or transfer and such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreement; (ii) upon prior written notice to the Trust, BNY Mellon may subcontract with, hire, engage or otherwise outsource to any BNY Mellon Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement and BNY Mellon will continue to be liable for such functions, services, duties and obligations pursuant to the terms and conditions of this Agreement; (iii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall (A) require the prior written consent of the Trust; and (B) limit BNY Mellon’s liability such that BNY Mellon shall only be liable for failure to reasonably select such unaffiliated third party, and BNY Mellon shall have no liability for any acts or omissions to act of such unaffiliated third party; and (iv) BNY Mellon, in the course of providing certain additional services requested by the Trust, including but not limited to, Typesetting services (“Vendor Eligible Services”) as further described in Schedule I hereto, may in its sole discretion, enter into an agreement or agreements with a financial printer or electronic services provider (“Vendor”) to provide BNY Mellon with the ability to generate certain reports or provide certain functionality.  BNY Mellon shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between BNY Mellon and the Vendor for the provision of such services is then-currently in effect, and shall only be liable for the failure to reasonably select the Vendor.  Upon request, BNY Mellon will disclose the identity of the Vendor and the status of the contractual relationship, and the Trust is free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services.

(c)                                  As compensation for the Vendor Eligible Services rendered by BNY Mellon pursuant to this Agreement, the Trust will pay to BNY Mellon such fees as may be agreed to in writing by the Trust and BNY Mellon.  In turn, BNY Mellon will be responsible for paying the Vendor’s fees.  For the avoidance of doubt, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Vendor, and BNY Mellon will retain the difference between the amount paid to BNY Mellon hereunder and the fees BNY Mellon pays to the Vendor as compensation for the additional services provided by BNY Mellon in the course of making the Vendor Eligible Services available to the Trust.

15.                               Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof.  The Trust hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury.  To the extent that in any jurisdiction the Trust may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, the Trust irrevocably agrees not to claim, and it hereby waives, such immunity.

16.                               Severability; No Third Party Beneficiaries.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.  A person who is not a party to this Agreement shall have no rights to enforce any provision of this Agreement, and no Fund shall have a right to enforce any provision of this Agreement as it relates to another Fund.  BNY Mellon shall not be responsible for any costs or fees charged to the Trust or an affiliate of the Trust by consultants, counsel, auditors, public accountants or other service providers retained by the Trust or any such affiliate.

17.                               No Waiver.

Each and every right granted to a party hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.  No failure on the part of a party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by a party of any right preclude any other or future exercise thereof or the exercise of any other right.

18.                               Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to the Trust, at

10 W. Market Street, Suite 2300

Indianapolis, Indiana  46204

with a copy to:

Sarah M. Patterson

Global Atlantic Financial Company

One Financial Plaza

755 Main Street, 24th Floor

Hartford, Connecticut 06103

Attention: Legal Dept. – Asset Servicing

if to BNY Mellon, at

BNY Mellon

103 Bellevue Parkway

Wilmington, Delaware 19809

Attention: Head of U.S. Fund Accounting

with a copy to:

BNY Mellon

240 Greenwich Street

New York, New York 10286

Attention: Legal Dept. – Asset Servicing

or at such other place as may from time to time be designated in writing.  Notices hereunder shall be effective upon receipt.

19.                               Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute only one instrument.

20.                               Several Obligations.

The parties acknowledge that the rights and obligations of the Funds hereunder are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one instrument for convenience only.

21.                               Confidentiality and Information Security.

(a)                                 BNY Mellon shall keep confidential any information relating to the Trust’s business and the Trust shall keep confidential any information relating to BNY Mellon’s business (each, “Confidential Information”), except as expressly agreed in writing by the protected party.  Confidential Information shall include (i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans and internal performance results relating to the past, present or future business activities of the Trust or BNY Mellon and their respective subsidiaries and affiliated companies; (ii) any scientific or technical information, design, process, procedure, formula or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or BNY Mellon a competitive advantage over its competitors; (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how and trade secrets, whether or not patentable or copyrightable; and (iv) anything designated as confidential.  Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (i) is already known to the receiving party at the time it is obtained; (ii) is or becomes publicly known or available through no act of the receiving party in breach of Section 21(a); (iii) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (iv) has been or is independently developed by the receiving party without reference to the Trust’s Confidential Information (v) is Trust information provided by BNY Mellon (pursuant to reasonable confidentiality obligations) in connection with an independent third party compliance or other review; or (vi) is released in connection with the provision of services under this Agreement. BNY Mellon will be liable for a breach of this Section 21(a) by any affiliate of BNY Mellon to the extent that BNY Mellon would itself have been liable for such disclosure pursuant to the terms of this Agreement.

(b)                                 A party may disclose the other party’s Confidential Information if required to do so pursuant to applicable law, rule, requirement of any laws, enforcement agency, court order or other legal process or at the request of a regulatory authority. If the receiving party is at any time compelled to disclose any Confidential Information of the other party pursuant to the preceding sentence, the receiving party agrees to use reasonable efforts to provide, to the extent permitted to do so, the other party with prompt written notice so that it may seek a protective order to limit the disclosure of its Confidential Information. The receiving party agrees to reasonably cooperate with the other party, at the other party’s expense, in the other party’s efforts to limit such disclosure.

(c)                                  Provisions authorizing the disclosure of information shall survive any termination of this Agreement.  The obligations set forth in this Section 21 shall survive any termination of this Agreement for a period of one (1) year after such termination.

(d)                                 In the event a party’s Confidential Information is disclosed other than pursuant to the terms of this Agreement as a result of inappropriate action by a third party, at the request and expense of the party whose Confidential Information was disclosed the other party will provide reasonable assistance to the party whose Confidential Information was disclosed with respect to claims that the party whose Confidential Information was disclosed may seek to bring against the third party; for clarity, this sentence does not apply to disclosures of Confidential Information for which the party other than the party whose Confidential Information was disclosed is liable pursuant to the terms of this Agreement.

(e)                                  The terms set forth in Exhibit C hereto shall apply with respect to the services provided by BNY Mellon pursuant to this Agreement.

(f)                                   Neither party shall not use the name or marks of, refer to, or identify the other party (or any related entity) in publicity releases, interviews, promotional or marketing materials, public announcements, customer listings, testimonials or advertising without the prior written consent of the other party.

22.                               Insurance.

During the term of this Agreement, BNY Mellon agrees to maintain insurance in such form and amount as BNY Mellon in its business judgement determines to be appropriate.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

FORETHOUGHT VARIABLE
INSURANCE TRUST

By:

Name:

Title:

THE BANK OF NEW YORK MELLON

By:

Name:

Title:

EXHIBIT A

List of Funds

Forethought Variable Insurance Trust

Name

Global Atlantic American Funds® Managed Risk Portfolio

Global Atlantic Balanced Managed Risk Portfolio

Global Atlantic BlackRock Selects Managed Risk Portfolio

Global Atlantic Franklin Dividend and Income Managed Risk Portfolio

Global Atlantic Goldman Sachs Dynamic Trends Allocation Portfolio

Global Atlantic Growth Managed Risk Portfolio

Global Atlantic Moderate Growth Managed Risk Portfolio

Global Atlantic PIMCO Tactical Allocation Portfolio

Global Atlantic Select Advisor Managed Risk Portfolio

Global Atlantic Wellington Research Managed Risk Portfolio

Global Atlantic BlackRock Allocation Portfolio

Global Atlantic BlackRock Disciplined Core Portfolio

Global Atlantic BlackRock Disciplined Growth Portfolio

Global Atlantic BlackRock Disciplined International Core Portfolio

Global Atlantic BlackRock Disciplined Mid Cap Growth Portfolio

Global Atlantic BlackRock Disciplined Small Cap Portfolio

Global Atlantic BlackRock Disciplined U.S. Core Portfolio

Global Atlantic BlackRock Disciplined Value Portfolio

Global Atlantic BlackRock High Yield Portfolio

Global Atlantic Goldman Sachs Core Fixed Income Portfolio

Global Atlantic Goldman Sachs Global Equity Insights Portfolio

Global Atlantic Goldman Sachs Large Cap Growth Insights Portfolio

Global Atlantic Goldman Sachs Mid Cap Value Insights Portfolio

EXHIBIT B

Forethought Variable Insurance Trust, a Delaware business trust (the “Trust”), on behalf of each Fund does hereby certify that:

The following individuals serve in the following positions with the Trust, and each has been duly elected or appointed by the Board to each such position and qualified therefor in conformity with the Organizational Documents, and the signatures set forth opposite their respective names are their true and correct signatures.  Each such person is designated as an Authorized Person under the Fund Administration and Accounting Agreement dated as of November 1, 2019, between the Trust and The Bank of New York Mellon.

Name	Position	Signature

Exhibit C

Information Security

Capitalized terms not defined herein shall have the meaning set forth in the Agreement.

I.                                        Information Security Program Overview.

A.                                    During the term of the Agreement, BNY Mellon will implement and maintain an information security program (“ISP”) with written policies and procedures reasonably designed to protect the confidentiality and integrity of the Trust’s Confidential Information provided to BNY Mellon in accordance with the Agreement and when in BNY Mellon’s possession or under BNY Mellon’s control (“Customer Data”). The ISP will include administrative, technical and physical safeguards, appropriate to the type of Customer Data concerned, reasonably designed to: (i) maintain the integrity, confidentiality and availability of Customer Data; (ii) protect against anticipated threats or hazards to the security or integrity of Customer Data; (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to the Trust, and (iv) provide for secure disposal of Customer Data.

B.                                    BNY Mellon’s program is dynamic and may be modified to address technological changes or changes in the threat landscape, BNY Mellon’s business activities or other factors.  BNY Mellon reserves the right to modify the ISP at any time, provided that BNY Mellon shall not diminish the overall level of protection this Exhibit C is intended to provide.

II.                                   Security Incident Response and Notice.

A.                                    BNY Mellon will maintain a documented incident management process designed to ensure timely detection of security events and response thereto.

B.                                    In the event of a declared Security Incident, BNY Mellon will (i) promptly notify the Trust (and in any event within two (2) business days (for this purpose, “business day” meaning a day BNY Mellon is open for regular business)), (ii) provide updates to the Trust regarding BNY Mellon’s response and (iii) use reasonable efforts to implement measures designed to prevent a reoccurrence of Security Incidents of a similar nature.

C.                                    “Security Incident” means any known loss or unauthorized access, disclosure, use, alteration or destruction of Customer Data.

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III.                              Governance.  BNY Mellon shall, no more than once in a 12 month period, (i) and upon request, provide a copy of its most recent SSAE-18 or equivalent external audit report to the Trust, which the Trust may disclose solely to its internal or external auditors that are subject to written confidentiality obligations to use reasonable care to safeguard the report and not to disclose the report to any third party or use the report for any purpose other than evaluating BNY Mellon’s security controls; (ii) engage a third party provider to perform penetration testing of BNY Mellon systems used to provide the services under the Agreement and provide the Trust confirmation of such testing, upon request and (iii) participate in the Trust’s reasonable information security due diligence questionnaire process, upon request.

IV.                               Network and Communications Security.

A.                                    Asset Management.  BNY Mellon will maintain an inventory of its system components, hardware and software used to provide the services under the Agreement, and will review and update such inventory in accordance with the ISP.

B.                                    Change Management.  BNY Mellon shall require that changes to its network or software used to provide the services under the Agreement are tested and applied pursuant to a documented change management process.

C.                                    Security Monitoring.  BNY Mellon will monitor cyber threat intelligence feeds daily.  BNY Mellon will deploy Denial of Service (DoS) and Distributed DoS solutions.

D.                                    Network Segmentation.  BNY Mellon’s infrastructure utilizes a multi-tier architecture, including a DMZ, to isolate the internal infrastructure from external networks.  Traffic from external sources will traverse firewalls and pass through multiple layers of malware protection prior to processing. BNY Mellon’s production environment used to provide the services under the Agreement will be segregated from pre-production regions and BNY Mellon’s internal segment.

E.                                     Vulnerability Management.  BNY Mellon will maintain a documented process to identify and remediate security vulnerabilities affecting its systems used to provide the services under the Agreement.  BNY Mellon will classify security vulnerabilities using industry recognized standards and conduct continuous monitoring and testing of its networks, hardware and software including regular penetration testing and ethical hack assessments.  BNY Mellon will remediate identified security vulnerabilities in accordance with its process.

F.                                      Malicious Code.  BNY Mellon will deploy industry standard malicious code protection and identification tools across its systems and software used to provide the services under the Agreement.

G.                                    Communications.  BNY Mellon will protect electronic communications used in the provision of services under the Agreement, including instant messaging and email services, using industry standard processes and technical controls and in accordance with the ISP.

V.                                    Application Security.  The ISP will require that in-house application development be governed by a documented secure software development life cycle methodology, which will include deployment rules for new applications and changes to existing applications in live production environments.

VI.                               Logging.  The ISP will require the maintenance of network and application logs as part of BNY Mellon’s security information and event management processes. Logs are retained in accordance with law applicable to BNY Mellon’s provision of the services under the Agreement

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as well as BNY Mellon’s applicable policies.  BNY Mellon uses various tools in conjunction with such logs, which may include behavioral analytics, security monitoring case management, network traffic monitoring and analysis, IP address management and full packet capture.

VII.                          Data Security.

A.                                    Identity Access Management.  BNY Mellon will implement reasonable and industry recognized user access rules for users accessing Customer Data based on the need to know and the principle of least privilege, and including user ID and password requirements, session timeout and re-authentication requirements, unsuccessful login attempt limits, privileged access limits and multifactor authentication or equivalent safeguard where risk factors indicate that single factor authentication is inadequate.

B.                                    Data Segregation.  The ISP will require that (i) Customer Data is stored in either physically or logically segregated databases from other BNY Mellon data and (ii) different databases are maintained for development, testing, staging and production environments used in the provision of services under the Agreement.

C.                                    Encryption.  BNY Mellon will (i) encrypt Customer Data in transit to an external network using transport layer security or other encryption method and (ii) protect Customer Data at rest, in each case as BNY Mellon determines to be appropriate in accordance with the ISP and law applicable to BNY Mellon’s provision of the services under the Agreement.

D.                                    Remote Access.  The ISP will restrict remote access to BNY Mellon systems to authorized users using multifactor authentication or equivalent safeguard, and will require such access to be logged.

E.                                     Devices.  BNY Mellon will restrict the transfer of Customer Data from its network to mass storage devices.  BNY Mellon will use a mobile device management system or equivalent tool when mobile computing is used to provide the services under the Agreement.  Applications on such authenticated devices will be housed within an encrypted container and BNY Mellon will maintain the ability to remote wipe the contents of the container.

F.                                      Data Leakage Prevention (DLP).  BNY Mellon will deploy DLP tools reasonably designed to help detect and prevent unauthorized transfers of Customer Data outside BNY Mellon’s network.

G.                                    Disposal.  BNY Mellon will maintain chain of custody procedures and require that any Customer Data requiring disposal be rendered inaccessible, cleaned or scrubbed from such hardware and/or media using industry recognized methods.

VIII.                     Personnel.  BNY Mellon will undertake background checks during the recruitment process of personnel involved in the provision of the services under the Agreement, subject to applicable laws, and require its personnel involved in the provision of services under the Agreement to undertake annual training on the aspects of the ISP applicable to the personnel’s job function.

IX.                               Physical Security.  BNY Mellon will deploy perimeter security such as barrier access controls around its facilities processing or storing Customer Data.  The ISP will include (i) procedures for validating visitor identity and authorization to enter the premises, which may include identification checks, issuance of identification badges and recording of entry purpose of visit and (ii) physical security policies for personnel, such as a “clean desk” policy.  In accordance with its ISP and applicable law, BNY Mellon will install closed circuit television

4

(“CCTV”) systems and CCTV recording systems to monitor and record access to controlled areas, such as data centers and server rooms.

X.                                    Subcontracting.  BNY Mellon will implement a third party governance program designed to provide oversight over unaffiliated third parties utilized in providing the services under the Agreement.

XI.                               BCP/DR.  BNY Mellon will implement business continuity and disaster recovery plans designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the services under the Agreement.  Such business approved plans will cover the facilities, systems, applications and employees that are critical to the provision of the services under the Agreement, and will be tested at least annually to validate that the recovery strategies, requirements and protocols are viable and sustainable.

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SCHEDULE I

Schedule of Services

All services provided in this Schedule of Services are subject to the review and approval of the appropriate Trust officers, Trust counsel and accountants of the Trust, as may be applicable.  The services included on this Schedule of Services may be provided by BNY Mellon or a BNY Mellon Affiliate, collectively referred to herein as “BNY Mellon”.

VALUATION SUPPORT AND COMPUTATION ACCOUNTING SERVICES

BNY Mellon shall provide the following valuation support and computation accounting services for each Fund:

•                  Journalize investment, capital share and income and expense activities;

•                  Maintain individual ledgers for investment securities;

•                  Maintain historical tax lots for each security;

•                  Reconcile cash and investment balances of each Fund with the Trust’s custodian and provide the Fund’s investment adviser with the beginning cash balance available for investment purposes upon request;

•                  Calculate various contractual expenses;

•                  Calculate capital gains and losses;

•                  Calculate daily distribution rate per share;

•                  Determine net income;

•                  Obtain security market quotes and currency exchange rates from pricing services approved by the Fund’s investment adviser, or if such quotes are unavailable, then obtain such prices from the Fund’s investment adviser, and in either case, calculate the market value of the Fund’s investments in accordance with the Fund’s valuation policies or guidelines; provided, however, that BNY Mellon shall not under any circumstances be under a duty to independently price or value any of the Fund’s investments, including securities lending related cash collateral investments, itself or to confirm or validate any information or valuation provided by the investment adviser or any other pricing source, nor shall BNY Mellon have any liability relating to inaccuracies or otherwise with respect to such information or valuations;

•                  Calculate Net Asset Value in the manner specified in the Fund’s Offering Materials (which, for the service described herein, shall include the Fund’s Net Asset Value error policy);

•                  Transmit or make available a copy of the daily portfolio valuation to the Fund’s investment adviser;

•                  Calculate yields and portfolio average dollar-weighted maturity as applicable; and

•                  Calculate portfolio turnover rate for inclusion in the annual and semi-annual shareholder reports.

FINANCIAL REPORTING

BNY Mellon shall provide the following financial reporting services for each Fund:

•                  Financial Statement Preparation & Review

•                  Prepare the Fund’s annual and semi-annual shareholder reports(1) for shareholder delivery and for inclusion in Form N-CSR;

•                  Prepare, circulate and maintain the Fund’s financial reporting production calendar; and

•                  Prepare and file (or coordinate the filing of) the Fund’s Form 24f-2.

•                  Modernization Reporting Services

•                  BNY Mellon shall provide the Modernization Reporting Services set forth in this section to the Fund following a full service operating model.  This operating model requires BNY Mellon to include the actual filing of the reports as part of the services noted in this section. Modernization Reporting Services are “Vendor Eligible Services” as contemplated in Section 14(b)(iv) of the Agreement.

•                  FORM N-PORT.  BNY Mellon, subject to the limitations described in this section and its timely receipt of all necessary information related thereto, will, or will cause the Vendor to: (i) collect, aggregate and normalize the data required for the submission of Form N-PORT; (ii) prepare, on a monthly basis, Form N-PORT; and (iii) file Form N-PORT with the SEC.

•                  The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY Mellon and the Trust in advance of the preparation of the initial Form N-PORT to be filed under the Agreement.

•                  Unless mutually agreed in writing between BNY Mellon and the Trust, BNY Mellon will use the same layout and format for every successive reporting period for Form N-PORT.

•                  FORM N-CEN.  BNY Mellon, subject to the limitations described in this section and its timely receipt of all necessary information related thereto, will, or will cause the Vendor to: (i) collect, aggregate and normalize the data required for the submission of Form N-CEN; (ii) prepare, on an annual basis, Form N-CEN; and (iii) file Form N-CEN with the SEC.

•                  The timely receipt of necessary information referred to above will be determined by mutual agreement of BNY Mellon and the Trust in advance of the preparation of the initial Form N-CEN to be filed under this Agreement.

•                  Unless mutually agreed in writing between BNY Mellon and the Trust, BNY Mellon will use the same source for obtaining the information and method for performing the required calculations for every successive Form N-CEN.

•                  Fixed Income Risk Analytics.  BNY Mellon shall calculate the portfolio and security-level risk metrics required within Form N-PORT and Form N-CEN (referenced above in this section).

•                  Liquidity Rule Analysis.  BNY Mellon shall perform a daily analysis for liquidity classifications and monitor liquidity thresholds per the requirements for Form N-PORT and Form N-CEN (referenced above) and Rule 22e-4.

•                  The analysis provided by BNY Mellon is subject to and dependent upon the Trust providing all necessary security classifications and percentage thresholds necessary to perform such analysis. The parties hereto acknowledge that the Trust is solely responsible for the adoption, adequacy and effectiveness of the Trust’s liquidity risk management program.

(1)  Requires “Typesetting Services” as described herein.

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•                  BNY Mellon shall not be responsible for: (a) delays in the transmission to it by the Trust, the Funds’ investment adviser and entities unaffiliated with BNY Mellon (collectively, for this Section, “Third Parties”) of data required for the preparation of reports described herein, (b) inaccuracies of, errors in or omissions of, such data provided to it by any Third Party, and (c) validation of such data provided to it by any Third Party.

•                  The Trust, in a timely manner, shall review and comment on, and, as the Trust deems necessary, cause its counsel and accountants to review and comment on, each report described in this section. The Trust shall provide to BNY Mellon timely sign-off of, and authorization and direction to file, each such report. Absent such timely sign-off, authorization and direction by the Trust, BNY Mellon shall be excused from its obligations to prepare and file the affected report. BNY Mellon is providing the services related to the filing of such reports based on the acknowledgement of the Trust that such services, together with the activities of the Trust in accordance with its internal policies, procedures and controls, shall together satisfy the requirements of the applicable rules and regulations for each such report.

•                  For such time as this section remains in effect, BNY Mellon shall be responsible for the retention of the filed reports described in this section in accordance with any applicable rule or regulation.

•                  Typesetting Services

•                  Create financial compositions for the applicable financial report and related EDGAR files;

•                  Maintain country codes, industry class codes, security class codes and state codes;

•                  Map individual general ledger accounts into master accounts to be displayed in the applicable financial reports;

•                  Create components that will specify the proper grouping and sorting for display of portfolio information;

•                  Create components that will specify the proper calculation and display of financial data required for each applicable financial report (except for identified manual entries, which BNY Mellon will enter);

•                  Process, convert and load security and general ledger data;

•                  Include data in financial reports provided from external parties to BNY Mellon which includes, but is not limited to: shareholder letters, “Management Discussion and Analysis” commentary, notes on performance, notes to financials, report of independent auditors, Trust management listing and service providers listing;

•                  Document publishing, including the output of print-ready PDF files and EDGAR html files (such EDGAR html files will be limited to one per the applicable financial report and unless mutually agreed to in writing between BNY Mellon and the Trust, BNY Mellon will use the same layout for production data for every successive reporting period);

•                  Generate financial reports using the Vendor’s capabilities which include the following:

•                  front/back cover;

•                  table of contents;

•                  shareholder letter;

•                  Management Discussion and Analysis commentary;

•                  sector weighting graphs/tables;

•                  disclosure of Trust expenses;

8

•                  schedules of investments;

•                  statement of net assets;

•                  statements of assets and liabilities;

•                  statements of operation;

•                  statements of changes;

•                  statements of cash flows;

•                  financial highlights;

•                  notes to financial statements;

•                  report of independent registered public accounting firm;

•                  tax information; and

•                  additional Trust information as mutually agreed in writing between BNY Mellon and the Trust.

•                  Unless mutually agreed in writing between BNY Mellon and the Trust, BNY Mellon will use the same layout and format for every successive reporting period for the typeset reports.  At the request of the Trust and upon the mutual written agreement of BNY Mellon and the Trust as to the scope of any changes and additional compensation of BNY Mellon, BNY Mellon will, or will cause the Vendor to, change the format or layout of reports from time to time.

TAX SERVICES

BNY Mellon shall provide the following tax services for each Fund:

•                  Tax Provision Preparation

•                  Prepare fiscal year-end tax provision analysis;

•                  Process tax adjustments on securities identified by the Trust that require such treatment;

•                  Prepare ROCSOP adjusting entries; and

•                  Prepare financial statement footnote disclosures.

•                  BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Trust or Trust’s management. BNY Mellon is responsible for processing such identified securities, in accordance with U.S. tax laws and regulations.

•                  Excise Tax Distributions Calculations

•                  Prepare calendar year tax distribution analysis;

•                  Process tax adjustments on securities identified by the Trust that require such treatment; and

•                  Prepare annual tax-based distribution estimate for the Fund.

•                  BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles; this responsibility resides with the Trust or the Trust’s management. BNY Mellon is responsible for processing such identified securities, in accordance with U.S. tax laws and regulations.

•                  Other Tax Services

•                  Prepare for execution and filing, the federal and state income and excise tax returns;

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•                  Prepare year-end Investment Company Institute broker/dealer reporting and prepare fund distribution calculations disseminated to broker/dealers; and

•                  Coordinate U.S.C. Title 26 Internal Revenue Code (“IRC”) §855 and excise tax distribution requirements.

•                  Uncertain Tax Positions

•                  Documentation of all material tax positions taken by the Fund with respect to specified fiscal years and identified to BNY Mellon (“Tax Positions”);

•                  Review of the Fund’s: (i) tax provision work papers, (ii) excise tax distribution work papers, (iii) income and excise tax returns, (iv) tax policies and procedures and (v) Subchapter M compliance work papers;

•                  Determine as to whether or not Tax Positions have been consistently applied, and documentation of any inconsistencies;

•                  Review relevant statutory authorities;

•                  Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to the Trust;

•                  Review standard mutual fund industry practices, to the extent such practices are known to, or may reasonably be determined by, BNY Mellon; and

•                  Delivery of a written report to the Trust detailing such items.

•                  The following are expressly excluded from the Uncertain Tax Positions services: (i)  assessment of risk of any challenge by the Internal Revenue Service or other taxing authority against any Tax Position (including, without limitation, whether it is “more likely than not” such Tax Position would be sustained); (ii) calculation of any tax benefit measurement, in whole or in part, that may be required if any “more likely than not” threshold has not been met; and (iii) any tax opinion or tax advice.  Additionally, none of the Uncertain Tax Positions services shall be deemed to be or constitute a tax opinion or tax advice.

(a)          The Trust shall provide such information and documentation as BNY Mellon may reasonably request in connection with the Uncertain Tax Positions  services.  The Trust’s independent public accountants shall cooperate with BNY Mellon and make such information available to BNY Mellon as BNY Mellon may reasonably request.

(b)          Notwithstanding anything to the contrary in this Agreement and without limiting any rights, protections or limitations of liability otherwise provided to BNY Mellon pursuant to this Agreement, (i) BNY Mellon is authorized and permitted to release such information as is necessary or desirable to be released in connection with the provision of any of the Uncertain Tax Positions services, (ii) management of the Trust is responsible for complying with all uncertain tax positions reporting obligations relating to the Fund and BNY Mellon shall have no liability to the Trust or any other entity or governmental authority with respect to any tax positions taken by the Trust, (iii) BNY Mellon shall have no liability either for any error or omission of any other service provider (including any accounting firm or tax adviser) to the Trust or for any failure to discover any such error or omission, (iv) the Trust shall be responsible for all filings, tax returns and reports on all Tax Positions and for the payment of all taxes and similar items (including without limitation penalties and interest related thereto) and (v) in the event of any error or omission in the performance of a Uncertain Tax Positions service the Trust’s sole and exclusive remedy and BNY Mellon’s sole liability shall be limited to re-performance of the applicable Uncertain Tax Positions service and the preparation and delivery to the Trust of a corrected report (if necessary), such re-performance, preparation and delivery to be provided at no additional service charge to the Trust.

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•                                          IRS CIRCULAR 230 DISCLOSURE:

To ensure compliance with requirements imposed by the Internal Revenue Service, BNY Mellon informs the Trust that any U.S. tax advice contained in any communication from BNY Mellon to the Trust (including any future communications) is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any transaction or matter addressed herein or therein.

FUND ADMINISTRATION SERVICES

BNY Mellon shall provide the following fund administration services for each Fund:

•                  In accordance with Instructions received from the Trust, and subject to portfolio limitations as provided by the Trust to BNY Mellon in writing from time to time, monitor the Fund’s compliance, on a post-trade basis, with such portfolio limitations, provided that BNY Mellon maintains in the normal course of its business all data necessary to measure the Fund’s compliance;

•                  Monitor the Fund’s status as a regulated investment company under Subchapter M of the IRC and Subchapter L of the IRC (if required).

•                  Establish appropriate expense accruals and compute expense ratios, maintain expense files and coordinate the payment of Trust approved invoices;

•                  Calculate Trust approved income and per share amounts required for periodic distributions to be made by the Fund;

•                  Calculate total return information;

•                  Coordinate the Fund’s annual audit;

•                  Supply various normal and customary portfolio and Fund statistical data as requested on an ongoing basis; and

•                  If the chief executive officer or chief financial officer of the Trust is required to provide a certification as part of the Trust’s Form N-CSR filing pursuant to regulations promulgated by the SEC under Section 302 of the Sarbanes-Oxley Act of 2002, provide a sub-certification in support of certain matters set forth in the aforementioned certification.  Such sub-certification is to be in such form and relating to such matters as agreed to by BNY Mellon in advance.  BNY Mellon shall be required to provide the sub-certification only during the term of this Agreement and only if it receives such cooperation as it may request to perform its investigations with respect to the sub-certification.  For clarity, the sub-certification is not itself a certification under the Sarbanes-Oxley Act of 2002 or under any other law, rule or regulation.

REGULATORY ADMINISTRATION SERVICES

BNY Mellon shall provide the following regulatory administration services for the Trust:

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•                  Maintain a regulatory calendar for the Trust listing various SEC filing and Board approval deadlines;

•                  Assemble and distribute board materials for quarterly meetings of the Board, including the drafting of agendas and resolutions for such quarterly meetings of the Board (with final selection of agenda items made by Trust counsel) at the request of the Trust;

•                  Attend (in-person or telephonically) quarterly Board meetings and draft minutes thereof at the request of the Trust;

•                  Prepare and coordinate the filing of annual post-effective amendments to the Trust’s registration statement (not including the initial registration statement or related to the addition of one or more classes of shares or series or the combining of multiple prospectuses into one prospectus or the splitting of one prospectus into multiple prospectuses);

•                  Prepare and coordinate the filing of Forms N-CSR and N-PX, as applicable (with the Trust supplying the voting records in the format required by BNY Mellon);

•                  Assist the Trust in the handling of SEC examinations by providing requested documents in the possession of BNY Mellon that are on the SEC examination request list; and

•                  Assist with and/or coordinate such other filings, notices and regulatory matters on such terms and conditions as BNY Mellon and the Trust may mutually agree upon in writing from time to time.

•                  38a-1 Compliance Support Services

•                  Provide compliance policies and procedures related to certain services provided by BNY Mellon and, if mutually agreed, certain of the BNY Mellon Affiliates; summary procedures thereof; and periodic certification letters.

•                  Monitoring for Section 18 Asset Segregation

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